Exhibit 21


                            Subsidiaries of Chartwell


     CHARTWELL RE CORPORATION
     Chartwell Re Holdings Corporation
     Chartwell Advisers Limited
     Chartwell Reinsurance Company
     Drayton Company Limited
     Oak Dedicated Limited
     Insurance Corporation of New York (INSCORP)
     Chartwell Holdings Limited
     Dakota Specialty Insurance Company
     ReCor Insurance Company, Inc.
     Archer Group Holdings plc
     Archer Managing Agents Limited